Exhibit 10.13

January 21, 2021

Sharat Sharan

Dear Sharat,

On behalf of ON24, Inc. (the “Company”), I am pleased to confirm the terms of your ongoing employment in the position of President and Chief Executive Officer. Speaking for myself, as well as the other members of the Company’s Board of Directors, we look forward to your continued success in this position. Upon the effectiveness of the Company’s initial public offering, this letter agreement shall amend and supersede in its entirety any and all prior letter or other written or oral agreements regarding the terms of your employment with the Company, but does not affect your existing confidentiality agreements with the Company or your equity related agreements except as expressly set forth herein.

The terms of your position with the Company are as set forth below:

Your position will be President and Chief Executive Officer, reporting to the Board of Directors. This position is located at the Company’s San Francisco office. You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company. During the term of your employment, you further agree that you will not engage in any work, paid or unpaid, or other activities that create a conflict of interest with the Company. Such work and/or activities shall include, but is not limited to, directly or indirectly competing with the Company in any way, or acting as an officer, director, employee, consultant, stockholder, volunteer, lender, or agent of any business enterprise of the same nature as, or which is in direct competition with, the business in which the Company is now engaged or in which the Company becomes engaged during the term of your employment. Nothing in this letter agreement will prevent you from accepting speaking or presentation engagements in exchange for honoraria that are not in conflict with the Company’s interests or from serving on boards, or from owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange. Of course, subject to the other provisions of this offer letter, the Company may change your position, duties, compensation, benefits and work location from time to time at its discretion. As an exempt salaried employee, you will be expected to work the hours required by the nature of your work assignments and will not be eligible to receive overtime.

1. Definitions. The following terms will have the definitions set forth below:

(a)	“Base Salary” shall have the meaning ascribed to it in Section 2(a) below.

(b)	“Base Year” shall have the meaning ascribed to it in Section 3(a)(iii) below.

(c)	“Board” shall mean the Board of Directors of the Company.

(d)	“Cause” shall mean:

(i)	Your material breach of any material terms of this Letter Agreement or the Purchase Agreement with at least fifteen (15) days prior written notice and opportunity to cure;

(ii)	Your conviction of a felony or entry of a plea of nolo contendere as to a felony;

(iii)	Your commission of a fraud;

(iv)	Your repeated unexplained or unjustified absence from the Company;

(v)	Your willful breach of fiduciary duty; or

(vi)	Your gross negligence or willful misconduct where such gross negligence or willful misconduct has resulted or is likely to result in material damage to the Company.

(e)

“Change of Control” shall mean any merger, consolidation or similar reorganization of the Company with any other corporation or entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or any sale or disposition by the Company of all or substantially all of the Company’s assets.

(f)	“Code” shall mean the Internal Revenue Code of 1986, as amended, or any successor thereto and any applicable regulations promulgated thereunder.

(g)	“Equity Award” shall have the meaning ascribed to it in Section 3(c) below.

(h)	“Involuntary Termination” shall mean:

(i)

Your voluntary termination of employment with the Company following (w) a material reduction in your cash compensation; (x) a material reduction in your benefits; (y) the assignment to you of additional material job responsibilities or a reduction in job responsibilities materially inconsistent with your position with the Company and responsibilities prior to a Change of Control (it being understood that you need not serve in the capacity of Chief Executive Officer of the Company following a Change of Control); or (z) the relocation of your workplace to a facility or location more than 60 miles from the Company’s location prior to a Change of Control;

(ii)

The termination of your employment with the Company as a result of your disability, which, for purposes of this letter agreement, shall mean your inability to perform the material and substantial duties of your position for a period of at least thirty (30) consecutive days as a result of your incapacity due to physical or mental injury or illness; or

(iii)	The termination of your employment with the Company as a result of your death.

(i)	“Purchase Agreement” shall mean that certain Common Stock Purchase Agreement entered into as of August 1998 by and between you and NewsDirect, Inc. (the Company’s prior name).

(j)	“Separation from Service” shall mean a separation from service within the meaning of Section 409A of the Code.

(k)	“Target Bonus” shall have the meaning ascribed to it in Section 2(b) below.

2. Compensation

(a) Salary. The Company shall pay to you an annual base salary of Four Hundred Ninety-Five Thousand Dollars ($495,000) (the “Base Salary”), which shall be paid to you in accordance with the Company’s customary payroll practices and subject to applicable withholdings. Your Base Salary shall be reviewed annually by the Board.

(b) Bonus. In addition to your Base Salary, you shall be eligible to receive an annual bonus of up to Four Hundred Ninety-Five Thousand Dollars ($495,000) (the “Target Bonus”) each fiscal year based upon the achievement of objectives agreed to you and the Company in the first quarter of each fiscal year, after the Board has approved the budget for such fiscal year. The Target Bonus shall be paid, if at all, on or before the 60th day following the fiscal year in which it was earned. You shall be deemed to have achieved all such objectives until such time as you and the Company set forth in writing the agreed upon objectives.

3. Termination without Cause or Involuntary Termination

(a) Severance. In the event of your Involuntary Termination or your termination of employment by the Company without Cause, you or your estate shall be entitled to receive, on the 30th day following your Separation from Service as a result of such event, provided that you or your estate have executed a general release of claims as set forth in Section 6(b) below (the “Release”), and such Release has become effective in accordance with its terms on or before such 30th day, a lump sum severance payment equal to the sum of the following:

(i)

Twelve (12) months of your then existing Base Salary; provided, however, that if such Involuntary Termination or termination without Cause occurs during the period starting ninety (90) days prior to the consummation of a Change of Control and ending on the first anniversary of that Change of Control (any such Involuntary Termination or termination without Cause a “Change of Control Termination”), this amount shall be eighteen (18) months of your then existing Base Salary;

(ii)

One hundred percent (100%) of your then-current Target Bonus; provided, however, that if such termination is a Change of Control Termination, this amount shall be one hundred fifty percent (150%) of your then-current Target Bonus; and

(iii)

A pro rata portion of your Target Bonus in an amount determined by multiplying your Target Bonus for the year of your Involuntary Termination or termination without Cause (the “Base Year”) by a fraction, the numerator of which is the number of days that have elapsed since the beginning of the Base Year until the date of termination of your employment and the denominator of which is three hundred sixty-five (365).

Notwithstanding anything set forth herein to the contrary, no amount payable pursuant to this Letter Agreement on account of your termination of employment with the Company which constitutes a “deferral of compensation” within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Code (the “Section 409A Regulations”) will be paid unless and until you have incurred a Separation from Service. Furthermore, if you are a “specified employee” within the meaning of the Section 409A Regulations as of the date of your Separation from Service, no amount that constitutes a deferral of compensation which is payable on account of your Separation from Service will be paid to you before the date (the “Delayed Payment Date”) which is first day of the seventh month after the date of your Separation from Service or, if earlier, the date of your death following such Separation from Service. All such amounts that would, but for this paragraph, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

(b) COBRA. If, as of the date of your Involuntary Termination or termination of employment by the Company without Cause, you were covered under the Company’s group health plan, you or your qualified beneficiaries will have the opportunity to elect to continue such group coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). If you or your qualified beneficiaries timely elect such COBRA coverage and you or your estate have executed a Release and such Release has become effective in accordance with its terms, the Company will pay the premiums to continue your group health insurance coverage under COBRA until the earlier of (x) twelve (12) months following the date of your termination of employment (provided however, that if such termination is a Change of Control Termination, the Company will pay the premiums for eighteen (18) months), or (y) the date of commencement of your coverage under another employer’s group health plan.

(c) Equity Awards. In the event of your Involuntary Termination or your termination of employment by the Company without Cause and provided that you or your estate have executed a Release and such Release has become effective in accordance with its terms (but not in the case of a Change of Control Termination, which is addressed in Section 5(a)(ii) below), seventy-five percent (75%) of the then unvested shares under any and all options, restricted stock awards or the like (each an “Equity Award”) granted to you by the Company and held by you as of the date of your termination without Cause or Involuntary Termination, including any Equity Awards granted to you after the date hereof, if any, shall immediately vest and become exercisable as of the date of such termination of employment.

4. Extension of Exercise Period of Equity Awards. In the event of your termination without Cause or an Involuntary Termination prior to a Change of Control the Company will immediately amend all of your then outstanding Equity Awards such that the period in which you may exercise your rights to purchase any vested portion of those outstanding Equity Awards will be extended through the date on which those Equity Awards are scheduled to expire (without regard to any termination of your employment with the Company).

5. Change of Control.

(a)	Equity.

(i)

If (x) a Change of Control is consummated while you are employed by the Company, or (y) within ninety (90) days following any termination of employment with the Company, other than a termination for Cause, the Company enters into a definitive agreement to effect a Change of Control, which Change of Control is ultimately consummated by the Company, then immediately prior to the consummation of such Change of Control, seventy-five percent (75%) of the then unvested shares subject to each Equity Award granted to you by the Company and remaining outstanding immediately prior to the consummation of such Change of Control shall vest and become exercisable in full immediately prior to the effective time of such Change of Control.

(ii)

In addition, in the event of your Change of Control Termination, and provided you or your estate have executed a Release and such Release has become effective in accordance with its terms, then all of the then remaining unvested shares subject to each Equity Award granted to you by the Company and remaining outstanding as of the date of your termination of employment shall immediately vest and become exercisable in full.

6. Miscellaneous Provisions.

(a) Limitation of Payments and Benefits. In the event that any of the payments and benefits provided for in this Letter Agreement or otherwise payable to you would subject you to any excise tax pursuant to Section 4999 of the Code due to the characterization of such acceleration of vesting, payment or benefit as an “excess parachute payment” under Section 280G of the Code, then, notwithstanding anything to the contrary contained herein, the aggregate amount of such payments and benefits to be paid hereunder shall not exceed the amount which produces the greatest after-tax benefit to you. For purposes of the foregoing, the greatest after-tax benefit shall be determined and reported in writing within thirty (30) days following the occurrence of the applicable event described herein by independent public accountants selected by the Company

(the “Accountants”). For the purposes of such determination, the Accountants may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and you shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make their required determination. The Company shall bear all fees and expenses the Accountants may reasonably charge in connection with their services contemplated by this Section.

(b) Release. You agree that in connection with your termination, you shall execute a release, releasing all claims, known or unknown, that you may have against the Company and/or its officers, directors, employees and affiliated companies, arising out of or in any way related to your employment or termination of employment with Company in the form set forth below:

“I, Sharat Sharan (the “Employee”), and my successors release the Company, its respective subsidiaries, stockholders, investors, directors, officers, employees, agents, attorneys, insurers, legal successors and assigns of and from any and all claims, actions and causes of action, whether now known or unknown, which Employee now has, or at any other time had, or shall or may have against those released parties based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever related to Employee’s employment by the Company or a subsidiary or the termination of such employment and occurring or existing at any time up to and including the date on which Employee signs this Agreement, including, but not limited to, any claims of breach of written, oral or implied contract, wrongful termination, retaliation , fraud, defamation, infliction of emotional distress, or national origin, race, age, sex, sexual orientation, disability or other discrimination or harassment under the Civil Rights Act of 1964, the Age Discrimination In Employment Act of 1967, the Americans with Disabilities Act, the Fair Employment and Housing Act or any other applicable law. Notwithstanding the foregoing, this release shall not apply to any rights or claims that cannot be released by Employee as a matter of law, including, but not limited to, any claims for indemnity under California Labor Code Section 2802.”

(c) Purchase Agreement. Notwithstanding anything to the contrary contained herein, Section 1l(a) through (h) of the Purchase Agreement are hereby incorporated by reference into this letter agreement.

Sharat, if this letter agreement accurately reflects your agreement with the Company, please sign and date this letter agreement in the spaces provided below.

This letter agreement may not be modified or amended except by a written agreement, signed by the Company and by you.

Very truly yours,	I have read this letter agreement and agree to accept employment on the terms and conditions stated above.

Sharat Sharan

/s/ Dominique Trempont Dominique Trempont	/s/ Sharat Sharan Signature	1/21/2021 Date
Board of Directors